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Exhibit 3(i)

[Official Notary Seal: Dr. Enrico Bevilacqua, Notary in Milan—Signature Illegible]

Notary's index no. 31.327/5.450

[Stamp: Registered in Milan—Public Deeds—on November 17, 1993—No. 18450—Series 1/B—Collected LIT 1,861,000.—The Manager [illegible]]

INCORPORATION OF COMPANY
The Italian Republic

        In Milan, in my Office of Via Montebello no. 30, on this eleventh day of November nineteen hundred and ninety three, before me, Dr. ENRICO BEVILACQUA, Notary in Milan, member of the Board of Notaries of Milan, without the presence of the witnesses, which the Appearer, complying with the law requirements, with my consent, has expressly waived; Appeared:

        Mr. PAOLO PIERPAOLI, born in Como, on August 13, 1928, with business domicile in Civello di Villa Guardia (Como), piazza XX Settembre no. 2, public accountant, who declares that he acts solely in his capacity as member of the board of directors, and in this capacity, on behalf of the joint-stock company "FINANZIARIA CRINOS—S.P.A.", with registered office in Civello di Villa Guardia (COMO), piazza XX Settembre no. 2, share capital LIT 7,000,000,000.—fully paid-up, registered at the Court of Como under no. 6.355 of the companies' register, tax payer's code no. 0 01937 80137, as hereunder authorized and designated by minutes of the Board dated October 19, 1993, the certified true copy of which is annexed hereto under "A", whose identity, I, the undersigned Notary certify, who declares and formulates what follows:

  1)
  —Pursuant to art. 2475 and ff. of the Italian Civil Code, a limited liability company named "PHARMA RESEARCH—S.R.L.", with registered office in Civello di Villa Guardia (COMO), piazza XX Settembre no. 2 is established; the objects for which the company is incorporated are the production, also on behalf of third parties or at third parties' facilities, and the trade, also as intermediary, both in Italy and abroad of:

    —patent medicines, parapharmaceutical products, raw materials for pharmaceutical and parapharmaceutical use, semi-finished products for pharmaceutical and parapharmaceutical use and in general all the products sold by drugstores and/ or for hospital use;

    —sanitary articles and clinical equipment in general;

    —organic and inorganic products with possible use into agrotechnical and/ or zootechnical areas.

        The company is also entitled to:

    —draw up and prepare in its own name or on behalf of third parties the documents required to obtain the Autorizzazioni all'Immissione in Commercio (A.I.C.) [Marketing Authorizations] of pharmaceutical products in compliance with the regulations in force in the countries of destination and be holder of such authorizations;

    —with reference to any product provided for by its corporate purpose, the company is entitled to grant and/ or transfer licenses to national and foreign companies or corporations or to acquire licenses for itself or for third parties;

    —with reference to any product provided for by its corporate purpose, the company is entitled to carry out research programs in general and, more particularly, programs of technologic, chemical, pharmatoxicological and clinical research within hospital and pharmaceutical field.

  2)
  —The duration of the company is from today's date until December 31 (thirty-first) 2050 (two thousand and fifty).

  3)
  —The share capital of the company is LIT 190,000,000.—(Italian Lire one hundred and ninety million), divided into shares pursuant to the law and is fully subscribed by the sole partner FINANZIARIA CRINOS S.P.A. which, through the aforesaid Appearer, representative of this company, declares that he has paid up the full amount thereof in cash with CARIPLO—CASSA DI RISPARMIO DELLE PROVINCIE LOMBARDE—S.P.A., Branch no. 936 of Villa Guardia, as per receipt issued by the said branch on today's date.

  4)
  —The company is directed and governed by the By-Laws which, read by me, the undersigned Notary, before the Appearer and by the latter approved and subscribed with me, the undersigned Notary, is annexed hereto under "B", representing an integral and substantial part thereof.

  5)
  —Further to the decision to entrust a sole director with the management of the company, Ms. LAURA FERRO, born in Milan on August 3, 1951, domiciled in Milan, via Brera no. 24/6, Italian citizen, is appointed sole director until her resignation or removal from her appointment;

  6)
  —The first corporate year will end on December 31 (thirty-first) 1994 (nineteen hundred and ninety four).

  7)
  —The sole director, Ms. Laura Ferro is entitled to make all the alterations, cancellations and additions to this memorandum of association and to the By-Laws annexed hereto the Judiciary may require during homologation.

  8)
  —The total amount of the incorporation costs, including those relating to this deed, related thereto and arising therefrom, charged to the company incorporated by virtue of this deed, is approximately equal to LIT 6,000,000.—(Italian Lire six million).

        And upon request, I the undersigned Notary, have received this deed, which I have read before the appearer, who approves it and undersigns it with me, the undersigned Notary, omitting the reading of the enclosure "A", by express exemption given to me by said appearer.

        It consists of one single official stamped paper, typewritten by reliable person on three full pages and twenty-three lines of the fourth and, in part, by me, the undersigned Notary.

/s/ Paolo Pierpaoli Paolo Pierpaoli
/s/ Enrico Bevilacqua Dr. Enrico Bevilacqua—Notary in Milan

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  Exhibit 3(i)